Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ROI ACQUISITION CORP.

ROI Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is ROI Acquisition Corp. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on September 19, 2011 under the name ROI Acquisition Corp. and was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 16, 2011 and the Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 27, 2012 (the “Prior Certificate”).

2. This Third Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Amended and Restated Certificate restates, integrates and further amends the provisions of the certificate of incorporation of the Corporation as heretofore amended.

4. Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.

5. The text of the certificate of incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is EveryWare Global, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808 and the name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 101,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation).

(b) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis, in such dividends and distributions.

(c) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.3(c).

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Amended and Restated Certificate.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of the Prior Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of the Prior Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of the Prior Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of the Prior Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The Board shall have the exclusive authority to determine the authorized number of directorships in each class. Subject to Section 5.5 hereof, if the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. In the event of a vacancy on the Board, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full Board until the vacancy is filled.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors (including persons elected by directors to fill vacancies in the Board) may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the director whose removal will be considered at the meeting.

Section 5.5 Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66.667% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, and subject to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Board pursuant to a resolution adopted by the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter, an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.2(c) with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.2(a), an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise.

(c) Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or advancement of expenses (including attorneys’ fees, costs and charges) under this Section 8.2 shall be made promptly, and in any event within forty-five days (or, in the case of an advancement of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 8.2(b) if required), upon the written request of the director or officer. If the Corporation denies a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advancement of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 8.2(b) if required), the right to indemnification or advancements as granted by this Section 8.2 shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation to the fullest extent permitted by applicable law. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses where the undertaking required pursuant to Section 8.2(b), if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation to the fullest extent permitted by law. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d) Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Section 8.2 shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, this Amended and Restated Certificate, the Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

(e) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(f) Indemnification of Other Persons. This Section 8.2 shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Section 8.2 with respect to the indemnification and advancement of expenses of Indemnitees under this Section 8.2.

(g) Service for Subsidiaries. Any person serving as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for purposes of this Section 8.2) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

(h) Amendments. Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of this

Amended and Restated Certificate inconsistent with this Section 8.2, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(i) Certain Definitions. For purposes of this Section 8.2, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries.

(j) Merger or Consolidation. For purposes of this Section 8.2, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 8.2 with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

(k) Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Section 8.2 in entering into or continuing such service. The rights to indemnification and to the advancement of expenses conferred in this Section 8.2 shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

(l) Contract Rights. The rights provided to Indemnitees pursuant to this Section 8.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any repeal or modification of this Section 8.2 or repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such Indemnitee or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

(m) Severability. If any provision or provisions of this Section 8.2 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Section 8.2 shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Section 8.2 (including, without limitation, each such portion of this Section 8.2 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

CERTAIN ACKNOWLEDGMENTS, COMPETITION AND CORPORATE OPPORTUNITIES

Section 9.1 Certain Acknowledgments. In recognition and anticipation that (i) the principals, officers, members, managers and/or employees of Monomoy Capital Management, LLC (“MCP”) or its Affiliated Companies (as defined below) may serve as directors or officers of the Corporation, (ii) MCP and its Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and its Affiliated Companies may engage in material business transactions with MCP and its Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve MCP and/or its Affiliated Companies and/or their respective principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. As used in this Amended and Restated Certificate, “Affiliated Companies” means (a) in respect of MCP, any entity that controls, is controlled by or under common control with MCP (other than the Corporation and any company that is controlled by the Corporation) and any investment funds managed by MCP and (b) in respect of the Corporation, any company controlled by the Corporation.

Section 9.2 Competition and Corporate Opportunities. To the fullest extent permitted by applicable law, neither MCP nor any of its Affiliated Companies nor any of their respective Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies, and no Exempted Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of MCP, its Affiliated Companies or such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of the Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to MCP, its Affiliated Companies or any of their respective Exempted Persons, even if the opportunity is one that the Corporation or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its Affiliated Companies for breach of any fiduciary or other duty, as a director, officer or stockholder of the Corporation solely, by reason of the fact that MCP, its Affiliated Companies or any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its Affiliated Companies.

Section 9.3 Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not permitted to undertake under the terms of Article II or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 9.4 Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Amended and Restated Certificate, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article IX; provided however, that neither the alteration, amendment or repeal of this Article IX nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article IX shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities which such Exempted Person becomes aware prior to such alteration, amendment, repeal or adoption.

Section 9.5 Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

Section 9.6 Severability. To the extent that any provision of this Article IX is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Article IX.

ARTICLE X

EXCLUSIVE JURISDICTION OF DELAWARE COURTS

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Corporation’s Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI

AMENDMENT OF THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

Notwithstanding anything contained in this Amended and Restated Certificate or in the Corporation’s Bylaws to the contrary, and notwithstanding the fact that a lesser percentage may be specified by the DGCL, the provisions set forth in Articles V, VI, VII, VIII, X and this Article XI may not be repealed or amended in any respect, and no other provisions may be adopted, amended, or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in Articles V, VI, VII, VIII, X and this Article XI, unless such action is approved by the affirmative vote of the holders of not less than 66.667% of the total voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Exhibit 3.1

IN WITNESS WHEREOF, ROI Acquisition Corp. has caused this Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer this 21st day of May, 2013.

ROI ACQUISITION CORP.

By:	/s/ Kerri Love
	Name:	Kerri Love
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Third Amended and Restated Certificate of Incorporation of ROI Acquisition Corp.]